Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-9308
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Reports Fourth Quarter and Full Year 2008 Financial Results

DENVER—March 2, 2009—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today reported cash available for distribution to common unitholders, or distributable cash flow (DCF), of $41.3 million for the three months ended December 31, 2008, and $198.1 million for the year ended December 31, 2008.  These levels of DCF provided for a coverage ratio of 1.14 and 1.39 for the fourth quarter and the full year, respectively.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to income before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA of $58.7 million for the three months ended December 31, 2008, and $289.0 million for the year ended December 31, 2008.  MarkWest believes the presentation of Adjusted EBITDA is useful to investors because it is commonly used by master limited partnerships in the midstream natural gas industry as an indicator of the strength and performance of ongoing business operations.  A reconciliation of Adjusted EBITDA to income before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

“Our fourth quarter results reflect the negative impact of weak commodity prices and a $7 million cash flow impact due to hurricane damage and related business interruption.   These negative impacts were offset by the strength of our fee-based business and our decision to monetize a relatively small portion of our 2010 and 2011 crude oil proxy hedges at favorable prices,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest.  “The hedge unwinds resulted in approximately $28 million of liquidity in the fourth quarter 2008 and approximately $18 million of liquidity in the first quarter 2009.  This liquidity, coupled with the Marcellus partnership with Midstream & Resources, the $85 million expansion of our credit facility, and the cash flow that will result from the capital projects we completed in 2008, allowed us to maintain our current level of distribution for the fourth quarter and will provide the funding required for our 2009 capital program.

“Looking forward, we remain very focused on balancing the needs of our customers, the continued improvement of our balance sheet, and delivering long-term value for our unit holders.  To meet those objectives we continue to work with our customers to match their requirements with our capital availability.  In addition, we are currently evaluating additional joint venture opportunities for future expansion projects that will allow us to support continued growth in our core operating areas while at the same time significantly improving our liquidity and reducing our capital requirements for 2009 and 2010.

“During the first quarter of 2009 we took advantage of the contango in the commodities futures market to re-hedge a portion of our forecasted commodity positions for 2010 at prices supporting our distribution objectives.  We are now approximately 80 percent hedged in 2009, 50 percent hedged in 2010, and 40 percent hedged in 2011.  We continue to manage our ongoing hedge program on a 24 to 36 month horizon to support future distributable cash flow.

“We remain optimistic about the long-term demand for natural gas and our ability to capitalize on that opportunity by providing quality midstream services.  We recognize that our success depends largely on our ability to effectively adapt to the current market conditions while maintaining our focus on the critical priorities of our customers and meeting our balance sheet objectives.  We have a great team with an outstanding set of assets and believe we are taking the right steps to secure our distributable cash flow, to provide the liquidity necessary to support our 2009 business plan, and to position ourselves for long-term success in 2010 and beyond.”

The Partnership reported income (loss) before provision for income tax for the three months ended December 31, 2008 and 2007, of $232.5 million and $(40.0) million, respectively.  For the years ended December 31, 2008 and 2007, the Partnership reported income (loss) before provision for income tax of $276.9 million and $(64.0) million, respectively.

On January 27, 2009, the Board of Directors of the General Partner of MarkWest Energy Partners announced the Partnership’s quarterly cash distribution of $0.64 per common unit for the fourth quarter of 2008.  The $0.64 distribution represents an increase of $0.07 per common unit, or 12 percent, compared to the fourth quarter 2007 distribution and is unchanged from the third quarter 2008 distribution.  The fourth quarter 2008 distribution was paid on February 13, 2009, to unitholders of record on February 6, 2009.

FOURTH QUARTER 2008 HIGHLIGHTS

Business Development

•                  In October 2008, MarkWest announced the successful launch of a mechanical refrigeration processing plant in Washington County, Pennsylvania with processing capacity of 30 million cubic feet per day (MMcf/d) to support a long-term gathering and processing agreement with Range Resources for their Marcellus shale development.  MarkWest is currently constructing a 30 MMcf/d cryogenic processing plant that will commence operations early in the second quarter of 2009 and a 120 MMcf/d cryogenic plant that is expected to be completed by the end of 2009.  In addition to the processing plants, MarkWest is constructing natural gas gathering and transportation infrastructure throughout the region.  MarkWest contributed these assets in the Marcellus region to the recently announced partnership with Midstream & Resources, which closed in February 2009.

•                  In November 2008, MarkWest completed a 60-mile pipeline to the Granite Wash area of the Texas Panhandle to connect assets acquired in August 2008 from Newfield Exploration to the Partnership’s Arapaho processing plants in Western Oklahoma.  The Granite Wash gathering assets have a capacity of 120 MMcf/d and are currently gathering approximately 100 MMcf/d.

Financial Results

Balance Sheet

•                  At December 31, 2008, the Partnership had a $350 million revolving credit facility maturing in February 2013.  As of December 31, 2008, $107.5 million was available for borrowing under the revolving credit facility after consideration of $57.8 million of outstanding letters of credit.  In March 2009, the borrowing capacity on the revolving credit facility was increased to $435.6 million.

Income Statement

•                  Segment operating income for the year ended 2008 increased by $55.2 million compared to the same period in 2007.  Segment operating income for the fourth quarter of 2008 decreased by $70.3 million compared to the same period in 2007.  This decrease is primarily attributable to significantly lower commodity prices compared to the prior year quarter.

•                  Segment operating income does not include realized gains or losses on derivative instruments.  Realized gains were $40.8 million in the fourth quarter of 2008, compared to a realized loss of $20.7 million in the fourth quarter of 2007.  In the fourth quarter of 2008, the Partnership recognized $28.0 million of net gains resulting from the settlement of certain 2010 and 2011 hedge positions.  Realized losses for the year ended 2008 were $8.3 million, compared to a realized loss of $24.7 million for the year ended 2007

•                  In the fourth quarter of 2008, the Partnership recorded charges of $28.7 million to impair the goodwill associated with several of the Partnership’s reporting units. Approximately $18.8 million of the goodwill impairment related to the Southwest segment and $9.9 million related to the Gulf Coast segment.  In addition, the Partnership recorded impairment expense of $41.4 million for its investment in Starfish in the fourth quarter of 2008.

Growth Capital Expenditures

•                  For the three months and year ended December 31, 2008, expenditures for growth capital projects, including acquisitions and equity investments, totaled approximately $258.0 million and $638.6 million, respectively.

2009 DCF AND GROWTH CAPITAL FORECAST

For 2009, the Partnership forecasts DCF in a range of $160 million to $200 million.

The Partnership’s 2009 growth capital expenditures are forecasted at approximately $200 million with maintenance capital for 2009 forecasted in a range of $5 million to $10 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Tuesday, March 3, 2009, at 4:00 p.m. Eastern Time to review its fourth quarter and full year 2008 financial results.  Interested parties can participate in the call by dialing (888) 469-1569, passcode “MarkWest”, approximately ten minutes prior to the scheduled start time.  To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com.  A replay of the conference call will be available on the MarkWest website or by dialing (866) 511-5158 (no passcode required).

###

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates, maintain financial flexibility, expand operations through organic growth projects and strategic acquisitions, increase utilization of facilities, and reduce the sensitivity of cash flows to commodity price fluctuations.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(in thousands, except per unit data)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Statement of Operations Data
Revenue:
Revenue	$193,902	$255,385	$1,060,662	$845,727
Derivative gain (loss)	373,858	(107,762)	277,828	(159,970)
Total revenue	567,760	147,623	1,338,490	685,757

Operating expenses:
Purchased product costs	136,155	133,159	615,902	487,892
Derivative loss (gain) related to purchased product costs	33,891	(3,966)	22,371	15,192
Facility expenses	28,041	22,113	103,682	70,863
Derivative (gain) loss related to facility expenses	(751)	(365)	644	(14)
Selling, general and administrative expenses	14,569	21,939	68,975	72,484
Depreciation	18,947	12,649	67,480	41,281
Amortization of intangible assets	10,433	4,168	38,483	16,672
Loss on disposal of property, plant, and equipment	169	7,360	178	7,743
Accretion of asset retirement obligations	32	29	129	114
Impairment of goodwill and long-lived assets	31,342	—	36,351	356
Total operating expenses	272,828	197,086	954,195	712,583

Income (loss) from operations	294,932	(49,463)	384,295	(26,826)

Other income (expense):
(Loss) earnings from unconsolidated affiliates	(1,842)	622	90	5,309
Impairment of unconsolidated affiliate	(41,449)	—	(41,449)	—
Interest income	172	624	3,769	4,547
Interest expense	(17,036)	(10,765)	(64,563)	(39,435)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,012)	(761)	(8,299)	(2,983)
Miscellaneous (expense) income	(1,284)	(19)	(241)	233

Income (loss) before non-controlling interest in net income of consolidated subsidiaries and provision for income tax	232,481	(59,762)	273,602	(59,155)
Non-controlling interest in net loss (income) of consolidated subsidiaries	30	19,800	3,301	(4,853)
Income (loss) before provision for income tax	232,511	(39,962)	276,903	(64,008)
Provision for income tax expense (benefit):
Current	(7,844)	966	15,032	23,869
Deferred	60,212	(15,338)	53,798	(48,518)
Total provision for income tax	52,368	(14,372)	68,830	(24,649)

Net income (loss)	$180,143	$(25,590)	$208,073	$(39,359)

Net income (loss) per common unit (1):
Basic	$3.18	$(1.12)	$4.08	$(1.72)
Diluted	$3.14	$(1.12)	$4.04	$(1.72)

Weighted average number of outstanding common units (1):
Basic	56,640	22,863	51,013	22,854
Diluted	57,384	22,863	51,560	22,854

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$10,863	$36,702	$226,995	$133,237
Investing activities	(200,471)	(86,893)	(909,265)	(314,792)
Financing activities	148,016	31,452	647,896	170,406

Other Financial Data
Distributable cash flow	$41,343		$198,080

	December 31, 2008	December 31, 2007
Balance Sheet Data	$51,237	$21,932
Working capital	2,673,054	1,524,695
Total assets	1,172,965	552,695
Total debt	1,204,458	39,391
Total partners’ capital

(1) All unit and per unit data where applicable has been adjusted to reflect the Exchange Ratio to give effect to the Merger.

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Southwest
East Texas
Gathering systems throughput (Mcf/d)	476,200	425,200	442,900	413,700
NGL product sales (gallons)	52,720,200	47,064,600	193,534,100	179,601,000

Oklahoma
Foss Lake gathering system throughput (Mcf/d)	89,500	109,100	95,800	104,000
Stiles Ranch gathering system throughput (Mcf/d) (1)	84,800	N/A	84,800	N/A
Grimes gathering system throughput (Mcf/d)	11,500	14,000	12,900	12,500
Arapaho NGL product sales (gallons)	16,929,100	22,355,600	79,416,400	87,522,000
Southeast Oklahoma gathering system throughput (Mcf/d)	379,500	169,700	318,700	114,000

Other Southwest
Appleby gathering system throughput (Mcf/d)	51,400	64,500	58,400	58,700
Other gathering systems throughput (Mcf/d) (2)	12,300	7,300	11,000	8,700

Northeast
Appalachia (3)
Natural gas processed (Mcf/d)	204,700	208,200	202,200	200,200

Keep-whole sales (gallons)	44,512,400	36,891,600	140,847,500	126,192,600
Percent-of-proceeds sales (gallons)	18,845,800	10,596,400	53,987,900	43,815,100
Total NGL product sales (gallons) (4)	63,358,200	47,488,000	194,835,400	170,007,700

Marcellus Shale (5)
Natural gas processed (Mcf/d)	18,700	N/A	18,700	N/A

Michigan
Natural gas processed for a fee (Mcf/d)	3,800	3,800	3,200	5,200
NGL product sales (gallons)	1,225,600	746,000	2,954,400	3,898,600
Crude oil transported for a fee (Bbl/d)	12,600	13,700	13,300	14,000

Gulf Coast
Javelina
Refinery off-gas processed (Mcf/d)	121,200	102,200	122,900	114,500
Liquids fractionated (Bbl/d)	23,700	20,100	24,400	25,000

(1)	In August 2008, we entered into an agreement to acquire the Stiles Ranch gathering system. The 2008 volume reported is the average daily rate for the months of operation, which began November 2008.
(2)	Excludes lateral pipelines where revenue is not based on throughput.
(3)	Includes throughput from the Kenova, Cobb, and Boldman processing plants.
(4)	Represents sales at the Siloam fractionator.
(5)	The 2008 volume reported is the average daily rate for the months of operation, which began October 2008.

MarkWest Energy Partners, L.P.

Segment Operating Income and Reconciliation to GAAP Financial Measure

(in thousands)

	Southwest	Northeast	Gulf Coast	Total
Three months ended December 31, 2008:
Revenue	$115,802	$65,140	$12,960	$193,902

Operating expenses:
Purchased product costs	65,146	71,009	—	136,155
Facility expenses	17,180	6,714	4,027	27,921
Operating income (loss) before items not allocated to segments	$33,476	$(12,583)	$8,933	$29,826

	Southwest	Northeast	Gulf Coast	Total
Three months ended December 31, 2007:
Revenue	$151,862	$84,035	$19,488	$255,385

Operating expenses:
Purchased product costs	85,752	47,407	—	133,159
Facility expenses	12,758	4,220	5,135	22,113
Operating income before items not allocated to segments	$53,352	$32,408	$14,353	$100,113

	Three months ended December 31,
	2008	2007

Operating income before items not allocated to segments	$29,826	$100,113
Derivative gain (loss) not allocated to segments	340,718	(103,431)
Compensation expense included in facility expenses not allocated to segments	(120)	—
Selling, general and administrative expenses	(14,569)	(21,939)
Depreciation	(18,947)	(12,649)
Amortization of intangible assets	(10,433)	(4,168)
Loss on disposal of property, plant, and equipment	(169)	(7,360)
Accretion of asset retirement obligations	(32)	(29)
Impairment of goodwill and long-lived assets	(31,342)	—
Income (loss) from operations	294,932	(49,463)
Other income (expense):
(Loss) earnings from unconsolidated affiliates	(1,842)	622
Impairment of unconsolidated affiliate	(41,449)	—
Interest income	172	624
Interest expense	(17,036)	(10,765)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,012)	(761)
Miscellaneous expense	(1,284)	(19)
Income (loss) before non-controlling interest in net income of consolidated subsidiaries and provision for income tax	$232,481	$(59,762)

MarkWest Energy Partners, L.P.

Segment Operating Income and Reconciliation to GAAP Financial Measure

(in thousands)

	Southwest	Northeast	Gulf Coast	Total
Year ended December 31, 2008:
Revenue	$652,365	$316,255	$92,042	$1,060,662

Operating expenses:
Purchased product costs	387,516	228,386	—	615,902
Facility expenses	62,369	22,875	17,368	102,612
Operating income before items not allocated to segments	$202,480	$64,994	$74,674	$342,148

	Southwest	Northeast	Gulf Coast	Total
Year ended December 31, 2007:
Revenue	$503,461	$265,152	$77,114	$845,727

Operating expenses:
Purchased product costs	310,888	177,004	—	487,892
Facility expenses	44,045	16,347	10,471	70,863
Operating income before items not allocated to segments	$148,528	$71,801	$66,643	$286,972

	Year ended December 31,
	2008	2007

Operating income before items not allocated to segments	$342,148	$286,972
Derivative gain (loss) not allocated to segments	254,813	(175,148)
Compensation expense included in facility expenses not allocated to segments	(1,070)	—
Selling, general and administrative expenses	(68,975)	(72,484)
Depreciation	(67,480)	(41,281)
Amortization of intangible assets	(38,483)	(16,672)
Loss on disposal of property, plant, and equipment	(178)	(7,743)
Accretion of asset retirement obligations	(129)	(114)
Impairment of goodwill and long-lived assets	(36,351)	(356)
Income (loss) from operations	384,295	(26,826)
Other income (expense):
Earnings from unconsolidated affiliates	90	5,309
Impairment of unconsolidated affiliate	(41,449)	—
Interest income	3,769	4,547
Interest expense	(64,563)	(39,435)
Amortization of deferred financing costs and discount (a component of interest expense)	(8,299)	(2,983)
Miscellaneous (expense) income	(241)	233
Income (loss) before non-controlling interest in net income of consolidated subsidiaries and provision for income tax	$273,602	$(59,155)

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow (DCF)

(in thousands)

	Three months	Year ended
	ended December 31,	December 31,
	2008	2008

Income before provision for income tax	$232,511	$276,903
Depreciation, amortization, accretion, and loss on disposal of PP&E	29,659	106,582
Impairment of goodwill and long-lived assets	31,342	36,351
Impairment of unconsolidated affiliate	41,449	41,449
Amortization of deferred financing costs	1,012	8,299
Non-cash loss (earnings) from unconsolidated affiliates	1,842	(90)
(Contribution to) distributions from unconsolidated affiliates	(5,000)	445
Non-cash compensation expense	3,441	14,871
Non-cash derivative activity	(299,951)	(263,149)
Provision for income tax - current	7,844	(15,032)
Other	(239)	(1,388)
Maintenance capital expenditures	(2,567)	(7,161)
Distributable cash flow allocable to common units	$41,343	$198,080

Maintenance capital expenditures	$2,567	$7,161
Growth capital expenditures	257,999	638,624
Total capital expenditures	$260,566	$645,785

Distributable cash flow allocable to common units	$41,343	$198,080
Maintenance capital expenditures	2,567	7,161
Changes in receivables	47,344	29,028
Changes in inventories	22,581	(7,906)
Changes in other assets	824	38,304
Changes in accounts payable, accrued liabilities and other long-term liabilities	(111,233)	(32,262)
Inventory lower of cost or market adjustment	6,678	6,678
Derivative instrument premium payments, net of amortization	1,022	(13,377)
Other	(263)	1,289
Net cash provided by operating activities	$10,863	$226,995

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three months	Year ended
	ended December 31,	December 31,
	2008	2008

Income before provision for income tax	$232,511	$276,903

Non-cash compensation expense	3,441	14,871
Non-cash derivative activity	(299,951)	(263,149)
Interest expense	18,048	72,862
Depreciation, amortization, accretion, and loss on disposal of PP&E	29,659	106,582
Impairment of goodwill and long-lived assets	31,342	36,351
Impairment of unconsolidated affiliate	41,449	41,449
Adjustment for cash flow from non-consolidated investments	2,222	6,536
Merger-related minority interest adjustment	—	(3,393)
Adjusted EBITDA	$58,721	$289,012

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

MarkWest periodically estimates the effect on Distributable Cash Flow (DCF) resulting from its hedge program, changes in crude oil and natural gas prices, and the correlation of NGL prices to crude oil.  The table below reflects MarkWest’s estimate of the range of DCF for 2009 at the noted crude oil prices.  The analysis assumes various combinations of crude oil prices and the ratio of crude oil to gas based on three natural gas liquids (NGL) correlation scenarios, including:

a.        The historical average NGL correlation to crude over the past three years.

b.       One standard deviation above the historical average NGL correlation to crude over the past three years.

c.        One standard deviation below the historical average NGL correlation to crude over the past three years.

The analysis further assumes derivative instruments outstanding as of March 2, 2009, and production volumes estimated through December 31, 2009.

The range of stated hypothetical changes in commodity prices considers current and historic market performance.  During the past 10 years, the average annual crude oil to gas ratio has ranged from 6:1 to 11:1 with a 10-year average of 8.3:1.  During the past 10 years, the annual average NGL correlation has ranged between one standard deviation below the historical average and one standard deviation above the historical average.

Estimated Range of 2009 DCF in millions:

		Crude Oil to Gas Ratio
Crude Oil Price	NGL Correlation	11:1	10:1	9:1	8:1	7:1	6:1
$70	One standard deviation above historical average	$258	$256	$257	$253	$247	$240
	Historical average	$224	$222	$223	$219	$215	$214
	One standard deviation below historical average	$189	$188	$189	$188	$189	$190
$60	One standard deviation above historical average	$246	$245	$246	$243	$239	$232
	Historical average	$211	$210	$211	$208	$205	$204
	One standard deviation below historical average	$177	$176	$178	$178	$179	$179
$50	One standard deviation above historical average	$241	$239	$240	$238	$235	$229
	Historical average	$206	$204	$206	$203	$200	$199
	One standard deviation below historical average	$171	$169	$172	$173	$174	$174
$40	One standard deviation above historical average	$233	$233	$235	$234	$231	$227
	Historical average	$198	$198	$200	$198	$196	$194
	One standard deviation below historical average	$162	$163	$166	$167	$168	$168
$30	One standard deviation above historical average	$227	$227	$230	$229	$228	$224
	Historical average	$191	$191	$194	$193	$191	$189
	One standard deviation below historical average	$154	$155	$158	$160	$161	$161

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions MarkWest management may take to mitigate exposure to changes.  Nor does the table consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical prices and correlations do not guarantee future results.

Although MarkWest believes the expectations reflected in this analysis are reasonable, MarkWest can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, and the correlation between crude oil and NGL prices, may differ from the assumptions utilized in the analysis.  Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered, or implied in this analysis.  All results, performance, distributions, volumes, events, or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in MarkWest’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.